Exhibit 99.1

Nemaura Medical Launches Beta Version of Its Metabolic Health Program

MiBoKo, a noninvasive glucose sensor utilizing AI mobile application, addresses a substantial, multibillion-dollar market opportunity in the healthcare arena

LOUGHBOROUGH, England – Sept. 29, 2021 (GlobeNewswire) -- via InvestorWire -- Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or “the Company”), a medical technology company focused on developing and commercializing noninvasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, announces the beta launch of MiBoKo, a new, metabolic health program utilizing a noninvasive glucose sensor along with an AI mobile application.

Dr. Faz Chowdhury, Nemaura’s Chief Executive Officer, will discuss MiBoKo in more detail during his corporate presentation scheduled for today, September 29, 2021 at 11:10 a.m. ET during the Benzinga Healthcare Small Cap Conference. Investors can access this presentation by registering for the conference at https://www.benzinga.com/events/small-cap/healthcare/

MiBoKo, which has been in development for the past 18 months, addresses a significant mass market opportunity in which we believe roughly a third to half of the population could benefit from monitoring their metabolic health by using a noninvasive glucose sensor to measure their metabolic health score which is based on glucose tolerance or insulin resistance. Those with prediabetes or obesity concerns, or even those looking to maintain better health through more careful glucose control, could benefit from such a metabolic health program.

MiBoKo’s next-level health tracking program uses a small and comfortable sensor and a mobile app to provide users with personalized information by tracking their metabolism. A user can find out how well their body responds to sugar through their metabolic health score — and how what they eat and what they do every day uniquely affects their metabolic health.

“A person’s response to sugar intake can influence a number of factors from appetite and body weight to sleep patterns, energy levels, and even mood, not to mention also being a considerable factor in chronic diseases like diabetes, heart disease and dementia,” explains Dr. Chowdhury. “With MiBoKo, we are able to extend our proprietary noninvasive device and sensor technology and interactive lifestyle and AI coaching programs beyond the traditional diabetes market and into an adjacent, yet separate, market application of metabolic health. At Nemaura, we continue to look for the intersection of patient comfort and convenience through advanced and unique technology that addresses significant healthcare needs for large patient populations. We believe that MiBoKo offers insights into metabolic health in a user-friendly way unlike any other program on the market.”

Along with the capability to follow metabolic health progress on an app, a MiBoKo user receives weekly and monthly reports that show and explain their body’s unique metabolic health score and a breakdown of how each of their habits are impacting their overall health and wellbeing. Suggestions for small, manageable changes to daily routines, such as eating more or less of a certain kind of food or exercising at a different time of day to coincide with peak energy levels, provide MiBoKo users with personalized, usable data.

Anyone interested in participating as a MiBoKo user can now register for the beta program at www.MiBoKo.com. There is no cost during the beta period, with approved MiBoKo beta testers receiving the sensors and AI program free of charge. The initial beta launch is intended for North America, the U.K. and Europe. Further details of the program can be found at www.MiBoKo.com.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing noninvasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a noninvasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines noninvasive glucose data processed using artificial intelligence and a digital healthcare subscription service that has been launched in the U.S. as a general wellness product as part of its BEAT® diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion prediabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com